Exhibit 23.2



CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-8 of our report dated March 23, 2005, relating to the consolidated financial statements of Abington Community Bancorp, Inc. and subsidiaries ("the Company") appearing in the Annual Report on Form 10-K of the Company for the year ended December 31, 2004.

/s/ Deloitte & Touche LLP

Philadelphia, Pennsylvania
December 8, 2005